EXHIBIT 99.1

For Further Information
Randy Kohn, Chief Executive Officer
843-522-1228 or email: randyk@lowcountrybank.com

James L. Pate, Chief Financial Officer
843-522-1228 or email: jimmy@lowcountrybank.com

October 26, 2006

FOR IMMEDIATE RELEASE

COASTAL BANKING COMPANY
Reports Quarterly Earnings

October 26, 2006 - Beaufort, SC - Coastal Banking Company, Inc., holding company for Lowcountry National Bank, Beaufort, South Carolina and First National Bank of Nassau County, Fernandina Beach, Florida, reported financial performance for the quarter ended September 30, 2006.

Total net income for the quarter ended September 30, 2006 was $1,068,000 compared to $326,000 for the quarter ended September 30, 2005. Diluted income per share increased 52% during the September 30, 2006 quarter to $.41 per share from $.27 per share for the same period in 2005. For the nine months ended September 30, 2006, net income totaled $2,516,000 compared to $852,000 for the same period last year. Diluted income per share for the first nine months increased 39% to $.97 per share from $.70 per share last year. During the quarter the company sold a potential branch site in Okatee, South Carolina. It also changed its plans to add additional administrative office space at its main office location in favor of leasing space near its new Port Royal branch, scheduled to open in early 2007. The after tax increase in net income resulting from these two transactions totaled $132,000 or $.05 per share, diluted.

Total assets grew by 15.2% or $54.1 million to $409.2 million during the first nine months of 2006. Total loans increased by 19.3% or $46.7 million to $289.1 million and total deposits increased by 14.7% or $42.0 million to $328.4 million. Total shareholders’ equity totaled $41.9 million, and tangible equity totaled $31.3 million at September 30, 2006.

On July 13, 2006, Coastal announced its plans to expand into Georgia by signing a definitive agreement to acquire the Meigs, Georgia office of Cairo Banking Company. The company expects to operate the Meigs office as a branch of First National and plans to consummate the purchase on October 27, 2006. Mike Sanchez, President of First National stated, “This acquisition will provide us with branching opportunities into Georgia markets and be the next step in connecting our existing Florida markets with South Carolina.” Commenting on the September 30, 2006 performance, Randy Kohn, CEO of Coastal stated,“Our improved earnings performance is a direct result of the addition of First National Bank, increased earning assets outstanding and a generally favorable economy that continues to support our core operations, notably loan and deposit growth.”

Coastal Banking Company has its headquarters at 36 Sea Island Parkway, Beaufort, SC. Its stock is traded over the counter under the symbol (OTC: CBCO.OB). Earnings performance and balance sheet information for 2006 reflects the acquisition of First Capital Bank Holding Corporation, which was completed on October 1, 2005. Earnings per share figures for 2005 are adjusted for a 5% stock dividend paid to shareholders on December 15, 2005.

Coastal Banking Company Inc.
Selected Financial Data

	September 30, 2006	September 30, 2005	December 31, 2005

Total Assets	409,239,708	163,616,436	355,168,137
Total Shareholders equity	41,853,706	11,341,427	39,315,168
Total Shareholders equity - Tangible	31,307,793	11,341,427	28,479,198

Total allowance for loan losses	3,302,439	1,338,000	2,862,992
Allowance to gross loans outstanding	1.14%	1.14%	1.18%
Net charge offs as % of gross loans (annualized)	0.04%	0.06%	0.04%

Shares outstanding	2,376,989	1,060,898	2,369,263
Book Value Per Share	17.61	10.83	16.59
Book Value Per Share - Tangible	13.17	10.83	12.02

	September 30, 2006	September 30, 2005
Quarter ending:
Net Income	1,068,218	326,467
Basic earnings per share	0.45	0.31
Diluted earnings per share	0.41	0.27

Weighted average shares outstanding Basic	2,376,653	1,060,898
Weighted average shares outstanding Diluted	2,594,021	1,225,113

	September 30, 2006	September 30, 2005
Nine Months ending:
Net Income	2,515,717	851,748
Basic earnings per share	1.06	0.80
Diluted earnings per share	0.97	0.70

Weighted average shares outstanding Basic	2,375,041	1,060,898
Weighted average shares outstanding Diluted	2,586,139	1,214,296

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Coastal’s operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Coastal’s assumptions, but that are beyond Coastal's control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the national and local business environments and securities markets, (iv) adverse changes in the regulatory requirements affecting Coastal, (v) greater competitive pressures among financial institutions in Coastal's markets, (vi) greater loan losses than historic levels, and (vii) difficulties in expanding our banking operations into a new geographic market. Additional information and other factors that could affect future financial results are included in Coastal’s filings with the Securities and Exchange Commission.

All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in reports and registration statements filed with the Securities and Exchange Commission. Coastal Banking Company, Inc. undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.